Exhibit 99.1

Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Initiates Study of CG53135 in Bone Marrow Transplant Patients

- New Phase I builds momentum for planned Phase II study in 2004 -

New Haven, CT - April 21, 2004 — CuraGen Corporation (Nasdaq: CRGN) announced today the initiation of a Phase I study of CG53135 for oral mucositis (OM) in cancer patients undergoing bone marrow transplantation (BMT). The study will evaluate the safety and potential treatment response of CG53135 in approximately 15 patients under the supervision of Michael W. Schuster, M.D., Professor of Clinical Medicine at Weill Medical College of Cornell University and Director of Stem Cell Transplantation at the New York-Presbyterian Hospital/Weill Cornell Medical Center. This study in BMT patients complements the first Phase I study in colorectal cancer patients since CG53135 is being investigated for the prevention of OM in patients with solid tumors, such as colorectal cancer, as well as in patients with hematologic tumors, such as the ones that require BMT.

“We are pleased to have dosed our first patient in this study. The positive preliminary assessment of our ongoing initial Phase I study in colorectal cancer patients, combined with data from this complementary study, will enable CuraGen to smoothly transition into Phase II this year,” stated William Hahne, M.D., Vice President of Clinical Development at CuraGen. “This small Phase I study in cancer patients undergoing BMT helps us build earlier momentum for our larger Phase II and Phase III trials in this important patient population.”

“Cancer patients undergoing BMT experience a high incidence of oral mucositis that results in severe patient discomfort and interruptions of their treatment regimens,” stated Dr. Schuster. “Upon reviewing the preclinical data for CG53135, we are excited about the product and look forward to working closely with CuraGen to further develop this protein therapeutic.”

CG53135 is a novel growth factor discovered by CuraGen’s integrated platform that promotes epithelial and mesenchymal cell proliferation in vitro and is active in animal models of OM. In 2004, CuraGen expects to initiate Phase II trials with CG53135 in cancer patients at risk for developing OM such as patients undergoing BMT. In addition, the Company expects to initiate a Phase I study of CG53135 for a second indication.

Background on Oral Mucositis

Oral mucositis is a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. Oral mucositis is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. An effective treatment for oral mucositis has the potential to treat debilitating symptoms, to allow cancer patients to tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time. There is currently no FDA approved therapy to treat this condition.

About CuraGen

CuraGen Corporation (Nasdaq: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammation, obesity and diabetes, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered genes from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release may contain forward-looking statements, including statements about our ability to smoothly transition CG53135 into Phase II studies in 2004, our expectation that our Phase I study in cancer patients undergoing bone marrow transplantation will build earlier momentum for our larger Phase II and Phase III trials in this important patient population, and our expectation to initiate a Phase I study of CG53135 for a second indication . Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.